EMPIRE BANC CORPORATION
DIRECTORS' DEFERRED COMPENSATION AND STOCK INVESTMENT PLAN

  1. Establishment. Empire Banc Corporation (the Company), hereby establishes the Empire Banc Corporation Directors' Deferred Compensation and Stock Investment Plan (the "Plan") for Eligible Directors of the Company.

  2. Effective Date. The Plan shall become effective May 1, 1995, provided that it has been approved by the shareholders of the Company.

  3. Purpose. The purpose of the Plan is to provide Eligible Directors with a means of expressing their commitment to the Company and an additional incentive to perform their duties in a manner that maximizes shareholder value by relating the rate of return on their deferred retainer fees to the stock market performance of the Company's stock.

  4.  Definitions.
  Reserve account. The term "Reserve Account" shall have meaning given in Paragraph 6 of the Plan.

  Committee.  The term "Committee" shall mean the directors described in
Section 8.

  Company. The term "Company" shall mean Empire Banc Corporation, and its successors and assigns.

  Dividend Payment Date. The term "Dividend Payment Date" shall mean the date on which dividends are paid to the Company's shareholders.

  Election Agreement. The term "Election Agreement" shall mean each and every Election Agreement executed by an Eligible Director and delivered to the Company hereunder, the form of which is attached to the Plan as Exhibit A, and is incorporated by reference herein.

  Eligible Director. The term "Eligible Director" shall mean any present or future director of the Company, Empire National Bank or any affiliate of Company that adopts this Plan, who is not an employee of the Company or any affiliate of the Company.

  Market Price. The term "Market Price" shall mean the average of the bid and ask price, on the OTC Bulletin Board, or if the Stock is reported on the NASDAQ/National Market System or any other national securities exchange, the closing price of the Stock on such national securities exchange, on the date of the required calculation or, if there were no Stock transactions on such day, on the next preceding day on which there were Stock transactions.

  Participating Director. The term "Participating Director" shall mean an Eligible Director who has executed and delivered an Election Agreement to the Company.




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  Payment Date.  The term "Payment Date" shall mean the earliest to occur of the following dates:
       (i)   The date of the Director's sixty-fifth birthday; or
       (ii)  The date of the Participating Director's Retirement; or
       (iii) The Participating Director's death; or
       (iv)  The Participating Director's total and permanent disability.

  Plan. The term "Plan" shall mean the Empire National Bank Director's Deferred Corporation and Stock Investment Plan, as it may be amended from time to time.

  Record Date. The term "Record Date" shall mean the date as of which the Shareholders of record are determined for purposes of paying Stock dividends.

  Plan Year.  The Plan Year shall be May 1 to April 30, of each year.

  Retainer Fee. The entire "Retainer Fee" amount that would be paid to a Participating Director by the Company, Empire National Bank or any affiliate of the Company that has adopted the Plan during the Plan Year in question. In no event does the term Retainer Fee include any per diem amounts paid with respect to Board or committee meeting attendance.

  Retirement. The term "Retirement" shall mean the voluntary or involuntary resignation of a director, the removal of a director with or without cause or the conclusion of a director's term or office where the director is not reelected by shareholders of the Company to a succeeding term.

  Stock. The term "Stock" shall mean the $5 par value common stock of the Company.

  5.  Directors' Elections.

      (a) Retainer Fee Deferral Election. Each Eligible Director shall be given an opportunity by the Company on an annual basis to defer receipt of all (but not less than all) of the Retainer Fee which such Eligible Director has the opportunity to earn during the next succeeding Plan Year through service as an Eligible Director. In order to participate in the Plan for a particular Plan Year, an Eligible Director must elect in writing to participate, and such election must be made at least six months prior to the first day of the applicable Plan Year, except that the election for the first Plan Year may be made at any time prior to the first day of the Effective Date.

  To make an effective election, a properly completed and executed Election Agreement must be received by the Company at the address specified on such Election Agreement.

  6.  Reserve Account.

      (a) Establishment of Account. The Company shall establish and maintain a Reserve Account for each Participating Director. The Reserve Account shall reflect all entries required to be made pursuant to the terms and conditions of the Participating Director's Election Agreement.




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      (b)  Credits to Account.  The Company shall credit to a Participating
Director's Reserve Account a number (to four decimal places) of units that is equal to 110% of the amount of the Participating Director's
Retainer Fee deferred pursuant to an Election Agreement, divided by the Market Price on the day when such amounts are earned. For this purpose, the amounts of a Participating Director's Retainer Fee are deemed earned when paid.

The Company shall credit to the Reserve Account on each Dividend Payment Date that number (to four decimal places) of units that is equal to the total number of units in the Participating Director's Reserve Account on the Record Date for such dividend, multiplied by the cash dividend per share of Stock divided by the Market Price on the Dividend Payment Date for such dividend. The number of units credited to a Reserve Account shall be adjusted appropriately by the Company in the event of any change in the Stock by reason of stock dividends, split-ups, recapitalizations, combinations, exchanges of shares and other like capital changes, but no adjustment shall be required by reason of any sales of shares of Stock by the Company at any price, whether below, at or above Market Price, and whether by or pursuant to warrant, option, right, conversion right or privilege or otherwise, and a Participating Director shall have no rights as a holder of Stock unless and until a certificate for shares of Stock is issued by the Company.

  7.  Payment of Account Value.

      (a) General. The Company shall, with respect to each Reserve Account for each Participating Director, cause to be delivered to such Participating Director (or any applicable alternate payee, as determined under the Plan or the applicable Election Agreement) on or promptly after the Applicable Payment Date, the Payment Date value of such Reserve Account in the form of shares of Stock, all pursuant to the express terms and conditions of the Plan and the applicable Election Agreement. A Participating Director may elect not to receive payment of his Reserve Account as of his sixty-fifth birthday, and instead to receive payments under this Plan as of the next applicable Payment Date. Such election must be made at least 90 days before, and in the calendar year prior to, his sixty-fifth birthday.

      (b) Disability. If a Payment Date occurs by reason of a determination by the Company that the Participating Director has become totally and permanently disabled, and if the disability is due to mental incapacity, the shares of Stock deliverable under the Plan and the applicable Election Agreement shall be issued in the name of and delivered to the Participating Director's legally appointed personal representative. If no such representative has been appointed, then delivery date shall be in the name of and to the participating Director's spouse, or if the Participating Director is then unmarried, then such shares of stock shall be held until the persons who would be entitled thereto, if the Participating Director were then to die interstate, make proper claim of the Company for such shares of stock or dollar amount. Such payment shall be made to the Participating Director if the disability is not due to mental incapacity.

      (c) Death. If a Payment Date occurs because the Participating Director shall die, the shares of Stock required to be delivered under the Plan and the applicable Election Agreement shall be promptly issued in the name of and delivered to the Participating Director's beneficiary

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(or beneficiaries) as designated in the applicable Election Agreement, or, if none are so designated, in the name of and to the legally appointed personal representative of the Participating Director's estate. If no legal proceedings for such appointment have been instituted within sixty days after receipt by the Company of notice of the Participating Director's death, such delivery shall be in accordance with the last sentence of Paragraph 7(b) above.

  8. Administration. Directors of the Company, Empire National Bank, or any affiliate of the Company that adopts this Plan, who are not Eligible Directors shall be solely responsible for the administration of the Plan, but may delegate any portion of such responsibility that they determine to be appropriate. To the extent consistent with the terms of the Plan, such directors shall have the power to interpret any Plan provision, to prescribe, amend and rescind rules and regulations relating to the Plan and to make all other determinations that it deems necessary or advisable to administer the Plan. Such directors shall constitute the Committee for the Plan.

  9. Status of Account. The Company shall have full and unrestricted use of all property or amounts payable pursuant to the Plan, and title to and beneficial ownership of any assets which the Company may earmark to pay the amounts hereunder shall at all times remain in the Company and no Eligible Director shall have any property interest whatsoever in any specific assets of the Company. The Reserve Account is not intended to be a trust account or escrow account for the benefit of a Participating Director or any other person, or an asset segregation for the benefit of a Participating Director or any other person. The sole right of a Participating Director, or a Participating Director's heirs or personal representatives, is a right as an unsecured general creditor of the Company to claim any shares of Stock or dollar amount to which the Participating Director's Election Agreement and the Plan. Notwithstanding the above provisions, the Company may establish a grantor trust to provide additional security to Participating Directors that amounts under this Plan will be properly paid, provided that the status of Participating Directors with respect to assets of the grantor trust remains that of general unsecured creditors. The Company shall provide each Participating Director with an annual report of his or her Reserve Account balance within 30 days following the end of each Plan Year.

  10. Amendment or Termination. The Committee may, at any time and from time to time, terminate the Plan or make such amendments as it deems advisable; provided, however, that no such termination or amendment shall adversely affect or impair the contract rights of a Participating Director with respect to an effective Election Agreement, unless such Participating Director shall consent in writing to such termination or amendment. Such amendment may not, without the approval of the Company's shareholders, materially increase the benefits accruing to Eligible Directors under the Plan, increase the number of shares of Stock distributed under the Plan, or materially modify the requirements as to eligibility under the Plan.

  11. Stock Subject to Plan. The maximum number of shares of Stock that shall be reserved for issuance under the Plan shall be 40,000 shares, subject to adjustment upon changes in the capitalization of the Company as provided in Paragraph 6 of the Plan.




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  12.  Compliance with Securities Laws.  With respect to persons subject to Section 16 of the Securities Exchange Act of 1934 ("1934 Act"), transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successors under the 1934 Act. To the extent any provision of the Plan or action by the Committee fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Committee.

  13. Non-Plan Deferral Arrangements. The Company does not intent that this Plan replace or supersede any presently existing retainer deferral arrangement or preclude the Company from implementing additional deferral arrangements.

  14. Costs of Enforcement. The Company shall pay all expenses of a Director, including but not limited to attorney fees, incurred in enforcing payments by the Company pursuant to this Plan.

  15. Future Director Terms. Nothing in this Plan or in any Election Agreement shall obligate a director to continue as such, or to accept any nomination for a future term as a director of the Company, or require the Company to nominate or cause the nomination of the director for a future term as a director of the Company. For purposes of this provision, the term "Company" shall include Empire National Bank and any affiliate of the Company that adopts this Plan.

  16. No Alienation. No shares of Stock amount deliverable under the Plan or under an Election Agreement shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrances or change, other than by will or the laws of descent and distribution.

  17. Withholding. The Company is entitled to withhold and deduct from any amounts due from the Company to a Participating Director, all legally required amounts necessary to satisfy any federal, state or local withholding and employment-related taxes arising directly or indirectly in connection with the Plan or any Election Agreement, and the Company may require the Participating Director to remit promptly to the Company the amount of such taxes before taking any future actions with respect to the Participating Director's Reserve Account or Election Agreement. For purposes of this provision, the term "Company" shall include Empire
National Bank, and any affiliate of the Company that has adopted this plan.

  18. Binding Effect. This Agreement shall bind the Director, the Company, Empire National Bank, and any affiliate of the Company that has adopted the Plan, and their beneficiaries, survivors, executors, administrators and transferees.

  19. Applicable Law. The Agreement and all rights hereunder shall be governed by the laws of Michigan, except to the extent preempted by the laws of the United States of America.









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                             CERTIFICATION
  The foregoing Plan was duly adopted by the Board of Directors on the 26th day of January, 1995, subject to approval by the Company's shareholders.

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                                     EMPIRE BANC CORPORATION

                                     By:  /s/ William T. Fitzgerald, Jr.
                                          ------------------------------
                                     Its:   Secretary

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